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                                                                    EXHIBIT 4.38

                                                                  EXECUTION COPY

[ASHURT MORRIS CRISP LOGO]

Business Purchase Agreement

Galen Limited

and

Pharmaceutical Development and Manufacturing Services
Limited

for the sale and purchase of the UK pharmaceutical products manufacturing business and certain assets of Galen Limited, a subsidiary of Galen Holdings Plc

2 December 2003

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                                    CONTENTS

CLAUSE                                                 PAGE
INTERPRETATION......................................     3
SALE AND PURCHASE...................................    10
CONSIDERATION.......................................    11
COMPLETION..........................................    11
LIABILITIES.........................................    13
RECEIVABLES.........................................    14
CONTRACTS...........................................    15
STOCK AND INTERMEDIATES.............................    16
PREPAYMENTS BY SELLER AND CUSTOMERS.................    19
EMPLOYEES...........................................    21
FUTURE TRADING AND TRADE ENQUIRIES..................    22
MHRA LICENCES.......................................    23
VALUE ADDED TAX.....................................    23
WARRANTIES..........................................    24
PROTECTION OF GOODWILL..............................    27
ANNOUNCEMENTS, ETC..................................    29
ASSIGNMENT..........................................    30
COSTS...............................................    30
ENTIRE AGREEMENT....................................    30
WAIVER, AMENDMENT...................................    31
FURTHER ASSURANCE & ASSIGNMENT OF LEASES............    31
NOTICES.............................................    33
COUNTERPARTS........................................    35
GOVERNING LAW AND JURISDICTION......................    35
INVALIDITY..........................................    35
THIRD PARTY RIGHTS..................................    36

SCHEDULE 1................................................
Allocation of Consideration...............................
SCHEDULE 2................................................
Warranties................................................
SCHEDULE 3................................................
Assumed Employees.........................................
SCHEDULE 4................................................
Contracts.................................................
SCHEDULE 5................................................
Galen Marketing Authorisations............................
SCHEDULE 6................................................
Properties................................................
SCHEDULE 7................................................
IT Equipment and Contracts................................
SCHEDULE 8................................................
Intermediate Valuation Policies and Procedures............
SCHEDULE 9................................................
Hire Purchase Agreements..................................
APPENDIX 1................................................
Lists of IT Equipment.....................................
APPENDIX 2................................................
Capital Grants............................................

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THIS AGREEMENT is made on 2 December 2003

BETWEEN:

(1)      PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES LIMITED
         (No. NI45055) whose registered office is at Almac House, 20 Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5QD (the "BUYER"); and

(2) GALEN LIMITED (No. NI30077) whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland BT63 5UA (the "SELLER" or "GALEN").

RECITALS

(A) The Seller carries on the Business (as hereinafter defined) as part of its group and is the beneficial owner, or is otherwise able to procure the transfer, of the Assets (as hereinafter defined).

(B) The Seller has agreed to sell, and the Buyer has agreed to purchase, the Business as a going concern and the Assets on the terms hereinafter set out.

THE PARTIES AGREE AS FOLLOWS:

1.       INTERPRETATION

1.1 The following words and expressions shall, unless the context otherwise requires, have the following meanings:

         "ACCOUNTS" means the audited financial statements (comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' report and auditors' certificates) of the Seller for the financial period ended on the Accounts Date in the Agreed Form;

         "ACCOUNTS DATE" means 30 September 2002;

         "AGREED FORM" means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

         "ASSETS" means all assets, property or rights of the Seller relating to or connected with or belonging to or used in the Business which shall, without limitation include the Goodwill, Intermediates, Books and Records, Contracts, Galen Marketing Authorisations, IT Equipment and Assets, IT Contracts, Business Intellectual Property, Properties, Fixed Plant and Loose Plant together with the assets and rights and the benefit of any claims directly and exclusively relating to the Business, other than the Excluded Assets;

         "ASSIGNMENT" means the deed of assignment dated 31 March 2002 between
         (1) Galen Limited and (2) Atoze Analytical Limited (3) Mairead Heron and others and (4) Galen Holdings plc;

         "ASSUMED CREDIT AMOUNT" means the capital payments outstanding as at Completion to be made pursuant to the Hire Purchase Agreements as set out in the Agreed Form document

                                     - 3 -
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         entitled "Agreed Credit Amount" to be prepared by the Seller and delivered to the Buyer on Completion (the "AGREED CREDIT AMOUNT SIDE LETTER");

         "ASSUMED EMPLOYEES" means those employees engaged in the Business as at Completion and set out in the list in the Agreed Form headed "Assumed Employees" at schedule 3 to this agreement;

         "BOOKS AND RECORDS" means the lists of customers and suppliers, books of account, financial records, and all other records exclusively relating to the Business and Assets on whatsoever medium they are stored;

         "BUSINESS" means the pharmaceutical products manufacturing business in the United Kingdom and the Republic of Ireland and associated packaging, distribution and logistics services carried on by Seller at the date of this agreement at the Properties including third party contract manufacturing carried on by the Seller as part of the "PDMS division" of the Business but excluding:

         (a) the business carried on by the Seller or the Seller's Group relating to intravenous fluids and related products from time to time (the "IVEX BUSINESS");

         (b) the business or associated activities and any developments carried on by the Seller or the Seller's Group from time to time in relation to the Seller's Group's products based on the intravaginal ring technology platform (the "IVR BUSINESS");

         (c) unless otherwise agreed between the parties pursuant to the Supply Agreement, any third party contract manufacturing, development, and packaging carried on by the Seller or the Seller's Group outside the "PDMS division" which shall include contract manufacturing, development and packaging services (as appropriate) in relation to Normax, Codanthrusate, Cephradine, Cefaclor and Dynamin;

         (d) any sales or marketing activities in connection with those parts of the business of the Seller or any member of the Seller's Group not comprising the Business;

         "BUSINESS DAY" means any day which is not a Saturday, Sunday or a bank or public holiday in Northern Ireland;

         "BUSINESS INTELLECTUAL PROPERTY" means Intellectual Property owned by the Seller or any member of the Seller's Group and used wholly and exclusively in the Business, together with the goodwill relating thereto;

         "BUYER'S GROUP" means the Buyer, its parent, any of its parent's subsidiary undertakings and their associated companies from time to time, all of them and each of them as the context admits;

         "BUYER'S SOLICITORS" means L'Estrange and Brett Solicitors, Arnott House, 12-16 Bridge Street, Belfast BT1 1LS;

         "COMPLETION" means the completion of the sale and purchase of the Business and Assets in accordance with clause 4;

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         "COMPLETION DATE" means 2 December 2003 or such other date as the
         Seller and Buyer may agree;

         "CONFIRMED ORDERS" shall have the meaning attributed to it in the Supply Agreement;

         "CONNECTED PERSON" means a person who is connected with another for the purpose of section 839 of the TA;

         "CONTRACTS" means all contracts and arrangements entered into prior to Completion by the Seller's Group but which are wholly or partly unperformed at the Completion Date relating to the Business set out in the list in the Agreed Form headed "Contracts" at schedule 4 to this agreement but excluding those contracts which are Excluded Assets;

         "CREDITORS" means all trade and other debts, accrued charges and all other amounts owing by the Seller or any member of the Seller's Group in connection with the Business as at Completion;

         "DEED OF COVENANT" means the deed of covenant in the Agreed Form to be entered into between the Buyer and Galen Holdings at Completion;

         "DISCLOSURE LETTER" means an Agreed Form letter of today's date together with the attachments thereto addressed by the Seller to the Buyer disclosing exceptions to the Warranties in the Agreed Form;

         "ELECTION NOTICES" means the notices to be prepared by each party for the purposes of section 198 of the Capital Allowances Act 2001 in the Agreed Form;

         "ENCUMBRANCE" means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant asset, security or right save for the third party rights disclosed to the Buyer in the Disclosure Letter in relation to the Properties;

         "EXCLUDED ASSETS" means any assets or rights and the benefit of any claims consisting of or comprised in the following:

         (a) statutory books and records of the Seller (other than the Books and Records);

         (b)      Retained Employees;

         (c) benefits from insurance policies put in place by the Seller's Group in relation to the Business and/or the Assets;

         (d)      Receivables;

         (e)      the Stock;

         (f)      cash at bank and in hand;

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         (g)      the Genzyme Contracts;

         (h) the Client Equipment and Special Tools (set out in Appendix 6 of the Genzyme Contracts dated June 2001);

         (i) any prepayments received by the Seller or the Seller's Group in relation to the Business which are governed by clause 9 of this agreement;

         (j)      the MHRA Licences;

         (k) the equipment and tools set out in Appendix 2 of the manufacturing and supply agreement, dated 1 June 202 between the Seller and Schering-Plough Limited;

         (l) finished goods comprising stock of the Business held at the Properties or elsewhere as at Completion; and

         (m)      the Retained IT Equipment, Assets and Contracts.

         "EXCLUDED LIABILITIES" means those liabilities and obligations of the Business or Assets or (subject to clause 10.6) Assumed Employees as at the Completion Date which are not Liabilities which shall include but are not limited to:

         (a)      liabilities of the Seller's Group to Taxation;

         (b) amounts owed to any third party by way of overdraft or other borrowings; and

         (c)      Creditors of the Business;

         "FIXED PLANT" means the fixed plant, machinery, equipment and tooling used directly and exclusively in the Business attached or fixed to the Properties occupied by Galen as at the date hereof;

         "GALEN HOLDINGS" means Galen Holdings plc (registered number NI25836), whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA;

         "GALEN LEASE" means the lease, in the Agreed Form, of part of the Properties to be entered into on Completion between the Buyer (1) and the Seller (2);

         "GALEN MARKETING AUTHORISATIONS" means those licences set out in the list in the Agreed Form headed "Galen Marketing Authorisations" at
         Schedule 5 to this agreement;

         "GENZYME CONTRACTS" means (i) the Manufacturing and Supply Agreement dated 1 June 2000 between the Seller and Renegal LLC and (ii) the Manufacturing and Supply Agreement dated 15 June 2001 between Galen Limited (1) Renagel LLC (2) and Genzyme Corporation (3) and those agreements entered into pursuant to the same, including any variation thereof;

         "GENZYME SIDE LETTER" means the letter from the Seller in the Agreed Form in respect of the conduct of the Genzyme Contracts;

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         "GOODWILL" means the goodwill, custom and connection relating to the
         Business as at Completion together with the exclusive right for the Buyer and its successors and assigns to represent itself as carrying on the Business in succession to the Seller and together with the trade name "PDMS" associated with the Business;

         "HIRE PURCHASE AGREEMENTS" means those agreements with First Trust and NIIB summarised in Schedule 9;

         "HOLDING COMPANY" has the meaning given to it in Article 4 of The Companies (Northern Ireland) Order 1986 (as amended);

         "I.N.I." means Invest Northern Ireland (formerly the Industrial Development Board for Northern Ireland) a statutory corporation established under the Industrial Development Act (Northern Ireland) 2002 of 64 Chichester Street, Belfast, BT1 4JX;

         "INTELLECTUAL PROPERTY" means any and all patents, registered and unregistered trade marks, rights in designs, trade, business or domain names, copyrights, rights in inventions, know-how, trade secrets and other confidential information, rights in databases and other intellectual property rights of a similar or corresponding character which may subsist in any part of the world;

         "INTERIM PERIOD" means the period of up to fifteen weeks (or such longer period as the parties may agree in writing) commencing on the Completion Date;

         "INTERMEDIATES" means work in progress produced in the course of the Business and stored at the Properties as at Completion;

         "IT CONTRACTS" means the contracts relating to IT Equipment set out in
         Part 2 of Schedule 7;

         "IT EQUIPMENT AND ASSETS" means the IT equipment and assets set out in
         Part 1 of Schedule 7;

         "IVEX BUSINESS" has the meaning set out in the definition of "Business" above;

         "IVR BUSINESS" has the meaning set out in the definition of "Business" above;

         "LEASES" means the following:

         (a) a lease dated 2 March 1989 between (1) Department of Economic Development and (2) the Seller; and

         (b) a lease dated 1 August 1969 between (1) Craigavon Development Commission and (2) Northern Ireland Carriers Limited (subject to the Assignment);

         "LETTERS OF OFFER" means a letter of offer dated 3 March 1998 from IDB to Galen Holdings and a financial assistance agreement dated 13 May 1999 between IDB and Galen Holdings under which IDB agreed to grant financial assistance to Galen Holdings;

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         "LIABILITIES" means those liabilities of the Business relating to the
         Assets and the Leases, the obligations under the Contracts and the liabilities relating to the Assumed Employees at the Completion Date which the Buyer has expressly assumed responsibility for under the terms of this agreement and which are not Excluded Liabilities;

         "LISTING RULES" means the listing rules of the UK Listing Authority made pursuant to Part VI of the Financial Services and Markets Act 2000;

         "LONDON STOCK EXCHANGE" means London Stock Exchange plc;

         "LOOSE PLANT" means the movable plant, machinery, equipment, desk top computers, spare parts, tooling, vehicles and furniture used directly and exclusively in the Business;

         "MHRA" means the Medicines and Healthcare Products Regulatory Agency;

         "MHRA LICENCES" means the Manufacturing and Assembly Licence dated 13 May 2003, the Manufacturing and Assembly - Specials Licence dated 13 May 2003, the Wholesale Dealers Licence dated 14 April 2003 and the Wholesale Dealers (Import) Licence dated 28 February 2003 granted to Galen by the Medicines and Healthcare Products Regulatory Agency;

         "MODEL CODE" the code as set out in Chapter 16 of the Listing Rules;

         "PROPERTIES" means the premises set out in schedule 6 to this agreement and "PROPERTY" shall mean any one of them;

         "RECEIVABLES" means those amounts owed to the Seller or the Seller's Group directly and exclusively in connection with the Business as at the Completion Date;

         "REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

         "RELATED PERSONS" means, in relation to any party, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

         "RESTRICTED SERVICES" means services the nature of which are carried on by the Business as at the date hereof, including for the avoidance of doubt those services carried out by the Business as at Completion;

         "RESTRICTED TERRITORY" means England, Wales, Scotland, the Republic of Ireland and the province of Northern Ireland;

         "RETAINED EMPLOYEES" means the persons whose names are set out in the list in the agreed form headed "Retained Employees";

         "RETAINED IT EQUIPMENT, ASSETS AND CONTRACTS" means all the IT equipment, assets and contracts owned by any member of the Sellers Group which is not expressly set out in Parts 1 and 2 of Schedule 7;

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         "SELLER'S ACCOUNTANTS" means PricewaterhouseCoopers, Waterfront Plaza,
         8 Laganbank Road, Belfast, BT1 3LR;

         "SELLER'S GROUP" means the Seller, Galen Holdings and any subsidiary of Galen Holdings;

         "SELLER'S SOLICITORS" means Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA;

         "STOCK" means raw materials and packaging materials acquired in the course of the Business at the Properties as at Completion and, for the avoidance of doubt, the parties acknowledge that the references to "Stock" in clause 8 of this Agreement shall be a reference to the Stock of the Business at Completion excluding any free issue material, including without prejudice to the foregoing, any bulk capsules of Isodur;

         "SUB-LEASE" means a sub-lease dated 4 January 2002 between (1) Galen Limited and (2) Syngal Limited (as varied by a deed of variation dated 30 March 2002);

         "SUBSIDIARY" has the meaning given to it in Article 4 of The Companies (Northern Ireland) Order 1986 (as amended);

         "SUPPLY AGREEMENT" means the manufacturing, packaging, labelling, testing for release-to-market, QP release, storage and despatch agreement in the Agreed Form to be entered into between the Seller and the Buyer at Completion;

         "TA" means the Income and Corporation Taxes Act 1988;

         "TAXATION" means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties, any deferred taxation and any other payment whatsoever which the relevant party or any member of their group of companies is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on this agreement or any instrument executed pursuant to this agreement;

         "TECHNICAL AGREEMENT" means the technical agreement in the Agreed Form, to be entered into between the Seller and Buyer at Completion;

         "TRANSITIONAL SERVICES AGREEMENT" means the agreement for transitional IT and support services in the Agreed Form, to be entered into between the Seller and the Buyer at Completion;

         "UK LISTING AUTHORITY" means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000; and

         "WARRANTIES" means the warranties given pursuant to clause 13 and schedule 2;

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1.2      The words and expressions defined in the schedules hereto shall have the meanings set out therein.

1.3 References to the "parties" or the "Parties" hereto shall include their respective permitted assignees and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

1.4 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as re-enacted from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.

1.5 References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

1.6 Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

1.7 References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement.

1.8 The recitals, the schedules and documents in the Agreed Form form part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

2.       SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement, the Seller shall sell as beneficial owner and shall transfer or procure the sale or transfer of the Assets and the Business as a going concern to the Buyer with effect from the Completion Date (unless otherwise specified in this agreement) free from any Encumbrances and together with all accrued benefits and rights attaching thereto and property and risk in the Assets shall vest in the Buyer from Completion.

2.2 The Excluded Assets are not included in the sale and purchase pursuant to clause 2.1.

2.3 The Consideration for such sale and purchase shall be as specified in clause 3.

2.4 Nothing in this agreement shall pass to the Buyer or shall be construed as acceptance by the Buyer of any liability, debt or other obligation of the Seller or any members of the Seller's Group other than the Liabilities or any obligation which is expressly assumed by the Buyer under the terms of this agreement

                                     - 10 -

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2.5      I.N.I. granted financial assistance to Galen Holdings pursuant to the
         Letters of Offer part of which was used by Galen Holdings to purchase some of the Assets ("THE RELEVANT ASSETS"). Subject to the provisions of clause 2.6 and 2.7 below, upon delivery of the Relevant Assets to the Buyer at Completion, the Buyer shall (subject to it being entitled to receive any associated benefits) assume and become responsible for the outstanding obligations and liabilities of Galen Holdings to I.N.I. as at Completion associated with the Relevant Assets as set out in Appendix 2 to this agreement (the "ASSUMED I.N.I. LIABILITIES") and the Buyer shall indemnify and keep Galen Holdings indemnified in respect of all claims, costs, expenses and demands following Completion arising from The Assumed I.N.I. Liabilities excluding any obligations or liabilities arising from facts or circumstances which have occurred prior to Completion.

2.6 Galen Holdings shall indemnify and keep the Buyer indemnified in respect of all claims, costs, expenses and demands arising prior to Completion in respect of the Assumed I.N.I. Liabilities.

2.7 For the avoidance of doubt, the Buyer shall not assume any liabilities of Galen Holdings and/or the Seller to I.N.I other than the Assumed I.N.I. Liabilities expressly set out in Appendix 2 to this agreement whether arising under the Letters of Offer or otherwise and Galen Holdings and/or the Seller shall indemnify and keep the Buyer indemnified in respect of all other claims costs expenses and demands arising in respect of the Letters of Offer or any other financial assistance granted by I.N.I. to Galen Holdings or the Seller at any time.

3.       CONSIDERATION

         The consideration shall be the sum of twenty million pounds sterling (L20,000,000), to be satisfied by the Assumed Credit Amount under the Agreed Credit Amount Side Letter with the balance payable in cash on Completion. The Consideration shall be apportioned amongst the Assets as more particularly set out in schedule 1 to this agreement.

4.       COMPLETION

4.1 Completion shall take place at the registered office of the Seller (or at such other location as the Seller and Buyer agree) on the Completion Date immediately after the execution of this agreement.

4.2      On Completion, the Seller shall make available to the Buyer at the
         Properties:

         (a)      the Books and Records;

         (b) the Loose Plant and shall deliver all other Assets hereby agreed to be sold, title to which can be transferred by delivery (and shall pass upon such delivery) and shall permit the Buyer to enter into and take possession of the Assets;

         and shall deliver to the Buyer:

         (c) where agreed as necessary between the parties, duly executed assignments or registered user agreements of the Business Intellectual Property in the Agreed Form;

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         (d)      where agreed as necessary between the parties, releases under seal or certificates of non-crystallisation of charge of any Encumbrances to which any of the Assets are subject duly executed by those entitled to the benefit thereof;

         (e) duly executed land registry transfers in the Agreed Form in respect of those parts of the Properties that consist of a registered title;

         (f) a duly executed land registry transfer of 170 Tandragee Road in the agreed form;

         (g) a duly executed deed of assignment in respect of the Leases in relation to which the provisions of clause 21.2 shall apply;

         (h) a duly signed Genzyme Side Letter and Agreed Credit Amount Side Letter;

         (i) all documents of title and certificates for the operation and use of, and all service documents within the possession of the Seller pertaining to, the Fixed Plant and the Loose Plant and make available Stock and stock records to the Buyer;

         (j) the Contracts and the books, accounts, reference lists of customers, credit reports, price lists, cost records, catalogues, advertising and all other documents, papers and records in the possession or under the control of the Seller relating to the Contracts duly written up to the Completion Date;

         (k) all such records (or copies if the originals have been properly retained) as are referred to in section 49 of the Value Added Tax Act 1994;

         (l) a copy of the minutes of a meeting of the directors of the Seller in the Agreed Form authorising the execution by that party of this agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this agreement or the transactions contemplated thereby and appointing the relevant signatory or signatories to sign this agreement and any such other documentation on its behalf;

         (m) originals and counterparts of the Supply Agreement, the Transitional Service Agreement, the Deed of Covenant and the Technical Agreement duly executed by the Seller; and

         (n)      duly signed Election Notices.

4.3 Upon compliance by the Seller with the provisions of clause 4.2 the Buyer shall:

         (a) provide for the electronic transfer of funds of the sum referred to in clause 3 to a bank account designated by the Seller, and in the event of the sum being transferred to the client account of the Seller's Solicitors, the receipt of the Seller's Solicitors therefore be a good discharge to the Buyer;

         (b) deliver to the Seller the originals and counterparts of the Supply Agreement, the Technical Agreement, the Transitional Service Agreement and the Deed of Covenant duly executed by the Buyer; and

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         (c)      deliver to the Seller duly signed Election Notices.

4.4 Immediately following the transfer of funds and delivery of the counterparts of the documentation referred to in clause 4.3, the Buyer and Seller shall:

         (a)      enter into the Galen Lease;

         (b) enter into a licence in the Agreed Form to provide for occupancy rights for the Seller for a period of three months from Completion in respect of Building 1; and

         (c) submit a joint notification to the Medicines and Healthcare Products Regulatory Agency confirming that Completion has taken place.

4.5 As soon as practicable following Completion and, in any event, within the time limit specified by section 201 of the Capital Allowances Act 2001, each party shall deliver a copy of the Election Notices, duly signed by both parties, to their respective Inspector of Taxes.

5.       LIABILITIES

5.1 The Seller shall indemnify and keep indemnified each member of the Buyer's Group against all claims, costs, expenses and demands arising following Completion in respect of all debts, liabilities and obligations of the Business including, subject to the provisions set out in clause 5.1(a) below, the Liabilities and the Excluded Liabilities (save for any claims, costs, expenses and demands arising from the Assumed I.N.I. liabilities following Completion), provided that:

         (a) in respect of the Liabilities and the Assumed I.N.I. liabilities (other than any such Liabilities relating to Assumed Employees which shall be dealt with between the parties pursuant to the terms of clause 10 of this agreement) such claim, cost, expense or demand arises in relation to the period prior to the Completion Date;

         (b) in respect of the Excluded Liabilities, such claim, costs, expenses or demands arises at any time whether before and/or after Completion;

         (c) such claim, cost, expenses or demand relates solely to the Business (whether or not as part of the Seller's Group);

         (d) the Seller shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such arises from or has increased due to any actions taken or omissions made by the Buyer or any member of the Buyer's Group following Completion; and

         (e) the Seller shall not be liable for such claims, costs or debt arising in the ordinary course of trade in respect of the contractual obligations of the Seller's Group or the Business, save where such claims, costs or any debt arise from any breach or non-performance of those contractual obligations by the Seller's Group prior to Completion.

5.2 The Buyer shall indemnify and keep indemnified each member of the Seller's Group against all claims, costs, expenses or demands arising in respect of the Liabilities of the Business provided that:

         (a) such claim, cost, expense or demand arises in relation to any matter arising following Completion; and

         (b) the Buyer shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such arises from or has increased due to any actions taken or omissions made by the Seller or any member of the Seller's Group prior to the Completion Date.

6.       RECEIVABLES

6.1 The Buyer shall not acquire the Receivables which shall remain the property and the responsibility of the Seller.

6.2 The Seller and the Buyer shall cause to be prepared from the accounting records of the Business a list of the Receivables showing (inter alia) the names of the debtors and the amounts owing to the Seller or any member of the Seller's Group by each of the relevant debtors.

6.3 Notwithstanding that the Receivables are excluded from the Assets hereby agreed to be sold the Buyer agrees that it will, as agent for the Seller, use all reasonable endeavours to collect the Receivables (to the extent not collected upon Completion) and will hold the sums of money representing the same upon trust for the Seller subject to the following terms and conditions or such other terms, conditions or arrangements as may be agreed from time to time in writing between the Seller and the Buyer:

         (a) the Buyer shall not without the prior written consent of the Seller effect any settlement compromise or release any claim in respect of any of the Receivables nor without such consent institute, carry on, defend, compromise, abandon or submit to judgment in any legal proceedings or join in and submit to arbitration or give security or indemnities for costs, pay any sum of money into court or obtain payment of money lodged in court;

         (b) if it becomes apparent that recovery of any of the Receivables is not likely to be possible within a reasonable period unless legal proceedings are instituted the Buyer will advise the Seller in writing and furnish the Seller with particulars of the steps taken by the Buyer to effect recovery. Where the debtor in question is a continuing debtor of the Business after the Completion Date the Seller shall consult with the Buyer before instituting any legal proceedings;

         (c) The Seller shall not seek to recover Receivables direct but shall inform the Buyer of any payments that may be made to the Seller in respect thereof;

         (d) Within ten Business Days of the end of each month commencing after Completion the Buyer shall provide the Seller with a statement of the Receivables collected in that month (or, in the case of the first such month, the period between Completion and the end of such month) and shall remit to the Seller the amounts so received during that period;

         (e) After the expiration of six months from Completion the obligations of the Buyer under this clause 6 to collect Receivables on behalf of the Seller shall cease save that if thereafter any payments are made to the Buyer in respect of Receivables the Buyer shall remit the same to the Seller less its reasonable costs and expenses; and

         (f) the Seller shall pay all reasonable expenses of the Buyer properly incurred directly in connection with the collection of Receivables and any other such fee or payment as shall be agreed between the parties hereto.

7.       CONTRACTS

7.1 The Seller undertakes with effect from the Completion Date to assign to the order of the Buyer or to procure the assignment to the order of the Buyer all the Contracts and the IT Contracts which are capable of assignment without the consent of other parties or without breaching the terms of such IT Contracts and Contracts.

7.2 In so far as any of the IT Contracts and Contracts are not assignable to the Buyer without the agreement of or novation by or consent to the assignment from another party this Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such IT Contracts and Contracts.

7.3 If any of the IT Contracts and Contracts cannot be assigned or novated to the Buyer without the consent of a third party, then each of the Seller and the Buyer shall use their respective reasonable endeavours to obtain such consent.

7.4 In any case where the consent in clause 7.3 above is refused or otherwise not obtained and until it is obtained or where any of the IT Contracts and Contracts are incapable of transfer to the Buyer by assignment or by other means:

         (a) the Seller shall hold those IT Contracts and Contracts and any monies, goods or other benefits received thereunder as agent of and trustee for the Buyer and shall forthwith upon receipt of the same account for and pay or deliver to the Buyer such monies, goods and other benefits;

         (b) the Buyer shall perform those IT Contracts and Contracts in accordance with their terms and conditions as sub-contractor to the Seller provided that sub-contracting is permissible under the terms of the IT Contracts and Contract in question, and where sub-contracting is not permissible, the Buyer shall perform the IT Contracts and Contracts in accordance with their terms and conditions as agent for the Seller and indemnify and keep indemnified the Seller against all obligations, debts, costs, claims, demands, expenses and damages in respect thereof; and

         (c) the Seller shall give all reasonable assistance to the Buyer at the cost of the Buyer to enable it to enforce the rights of the Seller under the IT Contracts and Contracts and shall at all times act with regard to the IT Contracts and Contracts in accordance with the Buyer's reasonable instructions from time to time and will, at the cost of the Buyer, provide access to all relevant books, documents and other information in relation to such IT Contracts and Contracts as is within its possession or the possession of the Seller's Group and as the Buyer may reasonably request from time to time.

7.5 To the extent that any payment is made to the Seller in respect of the IT Contracts and Contracts on or after the Completion Date the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account to the Buyer for the same on the Completion Date or if received thereafter within seven Business Days of receipt.

7.6 If, for any reason, the Seller is unable to procure the assignment to the Buyer of the Software Licences required to operate the CS3 Software System as set out in Part 2 of Schedule 7 to this Agreement (the "CS3 LICENCES") and, in the Buyer's reasonable opinion, such inability to assign the CS3 Licences has a material impact on the Buyer's ability to operate the Business in the same manner as it is operated on a day-to-day basis by the Seller at Completion, the Buyer shall be entitled to obtain such number of new software licences as are required to operate the Business in the same manner as it is operated by the Seller at Completion (the "REPLACEMENT CS3 LICENCES") provided that the Seller shall reimburse the Buyer the cost of obtaining the Replacement CS3 Licences within 5 Business Days of demand by the Buyer. Nothing in this clause shall release the Buyer from its obligations to mitigate its loss pursuant to this clause 7.

8.       STOCK AND INTERMEDIATES

8.1 The Seller shall retain legal and beneficial title to the Stock exclusively subject to the provisions of this clause. The Stock shall remain the property of the Seller and no title shall pass to the Buyer until such time as the Stock is paid for in full by the Buyer. Unless otherwise expressly permitted by this agreement the Buyer shall not perform any act or make any statement directly or indirectly inconsistent with the exclusive title of the Seller to the Stock.

8.2 The Seller shall within fourteen days of Completion deliver to the Buyer a statement of the value of the Stock which shall include a full inventory of the Stock following a physical stock-take carried out at each of the locations from which the Business is carried on with representatives of both the Seller and the Buyer present (the "STOCK VALUATION"). During this stock-take the Seller and Buyer shall jointly use all their reasonable endeavours to procure that any obsolete stock within the Stock is identified. Any such items of Stock which are identified by both parties as obsolete shall be destroyed by the Buyer (unless expressly agreed to the contrary) and the Seller will reimburse the Buyer for all reasonable costs incurred in this destruction process.

8.3 The Stock shall be valued at cost. The Seller shall comply with any reasonable requests of the Buyer's representatives for evidence or information to verify the cost of the Stock.

8.4 The Buyer shall confirm its agreement to the Stock Valuation within seven days of receipt of the same (or within such longer period as shall be agreed in writing between the parties). In the event the Stock Valuation is not confirmed within such agreed period, any dispute with respect to the determination of the value of any part of the Stock shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination within 14 days after a request for determination by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for submissions from both the Buyer and the Seller as to objections in relation to the valuation of the Stock and may call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine.

8.5 The accountants appointed as experts pursuant to this clause shall, in giving their determination, state what adjustments (if any) are necessary to the valuation in such form as it stands at that time, in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give its reasons therefore and shall make such determination as soon as is reasonably practicable after their appointment and in any event by not later than 30 days after their appointment.

8.6 For such time as there shall be any Stock retained by the Seller, the Buyer shall maintain such Stock at the Properties in such condition as the Seller's Group may reasonably instruct and the Buyer shall be under an obligation to maintain the Stock in the same condition as evidenced by the stock-take undertaken in accordance with clause 8.2.

8.7 The Seller shall have the right to inspect the Stock from time to time whilst it remains the property of the Seller or the Seller's Group and the Buyer shall be obliged to comply with all reasonable requests of the Seller or its agents in respect of inspection of the Stock.

8.8 The Buyer shall have the right to remove or to use the Stock in the normal course of its business on the terms and conditions of this clause 8. Unless otherwise expressly permitted by this agreement the Buyer shall at no time remove the Stock or any part of it or allow it or any part of it to be removed from its place of storage at the Properties.

8.9 The Buyer shall inform the Seller of the level of Stock at the Properties at the end of each month within 7 Business Days of the last day of each month, and of the quantities of Stock which it has removed during the preceding month in accordance with this clause 8.

8.10 For the avoidance of doubt, the Seller shall have no liability in respect of delivery of the Stock.

8.11 The Buyer shall at all times keep the Stock marked clearly by batch number, as being the property of the Seller. The Seller hereby consents to the Stock being in the possession of the Buyer but such consent is conditional upon the Stock remaining separate and clearly identified as the property of the Seller as provided in this clause 8.11.

8.12 The Buyer shall keep an accurate and up-to-date inventory of the Stock showing the description, quantity, shelf life and dates of delivery to and removal of each item from the Stock. The Seller or its duly appointed agents or servants shall be entitled at any reasonable time to examine and take copies of such inventory and all other books, records, invoices and other documents in the possession of the Buyer relating to any part of the Stock.

8.13 In the event that any Stock exceeds its shelf life, the Buyer shall immediately notify the Seller and shall be obliged, if the Seller wishes, to destroy such stock in accordance with accepted practice and relevant regulations, provided that the Seller shall be liable for any direct costs incurred by the Buyer in carrying out any such requests.

8.14 The Seller shall invoice the Buyer on a monthly basis for all items of the Stock which the Buyer has removed during the preceding month, such invoice to be based on information provided by the Buyer in accordance with clause 8. The Buyer shall pay for the Stock within 30 days of the date of the invoice in a manner specified by the Seller. The Stock shall be invoiced to the Buyer at the value as per clause 8.3 plus Value Added Tax. The Seller shall be entitled to charge interest on overdue accounts at the rate of 2 per cent. per annum above the base rate from time to time of Ulster Bank plc from the due date for payment until receipt by the Seller of the full amount, both before and after judgment. The Seller may suspend the supply of Stock to the Buyer where any amounts are overdue under any order until all such amounts are paid.

8.15 The Buyer hereby undertakes that the Stock is used in rotation, i.e. on a "first in, first out" basis and further undertakes that the Stock shall be utilised and purchased in preference to any stock purchased or otherwise obtained by the Buyer or the Buyer's agents, representatives or subcontractors either prior to or following Completion.

8.16 The Buyer acknowledges that no charges shall be made or shall be payable by the Seller in respect of the warehousing services carried out pursuant to this clause 8.

8.17 All expenses incurred in the storage, maintenance and administration of the Stock after purchase shall be borne by the Buyer. Upon delivery of the Stock on purchase by the Buyer, the risk in those goods shall pass to the Buyer, which shall be wholly responsible thereafter for their safe custody.

8.18 The Buyer shall at all times during the term of this agreement comply with the requirements of any appropriate regulatory authority with regard to the safe storage, handling and use of the Stock.

8.19 Neither party shall sell any Stock belonging to it unless it has first granted to the other party the opportunity to purchase any such stock at cost or the other party has given its consent in writing.

8.20 The Seller and Buyer shall jointly procure that at the stock-take referred to in clause 8.2 above the value of the Intermediates is determined and following this stock-take the Seller shall within fourteen Business Days of Completion deliver to the Buyer a statement of the value of the Intermediates (the "DRAFT INTERMEDIATES VALUATION"). The Intermediates shall be valued in accordance with the accounting policies and procedures set out in Schedule 8 of this agreement.

8.21 The Buyer shall notify the Seller within fourteen Business Days of receipt of the Draft Intermediates Valuation whether or not it accepts the valuation for the purposes of this agreement.

8.22 If the Buyer notifies the Seller that it does not accept the Draft Intermediates Valuation:

         (a) it shall, at the same time, set out in a notice in writing its reasons in full for such non-acceptance and specify the adjustments which, in its opinion, should be made to the Draft Intermediates Valuation in order to comply with the requirements of this agreement and deliver a copy of such notice to the Seller; and

         (b) the parties shall use all reasonable endeavours to meet and discuss the objections of the Buyer and to reach agreement upon the adjustments (if any) required to be made to the Draft Intermediates Valuation.

8.23 If the Buyer is satisfied with the Draft Intermediates Valuation (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if the Buyer fails to notify the Seller of its non-acceptance of the Draft Intermediate Valuation within the fourteen Business Day period referred to in clause 8.21 above, then the Draft Intermediates Valuation supplied by the Seller shall be deemed to constitute the agreed Intermediates Valuation for the purposes of this agreement the ("AGREED INTERMEDIATES VALUATION").

8.24 In the event that the parties do not reach an agreement over the value of the Intermediates pursuant to clause 8.22 above, the value of the Intermediates shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination within 14 days after a request for determination by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for submissions from both the Buyer and the Seller as to objections in relation to the Draft Intermediates Valuation and may call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine.

8.24 The accountants appointed as experts pursuant to this clause shall, in giving their determination, state what adjustments (if any) are necessary to the Draft Intermediates Valuation in such form as it stands at that time, in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give their reasons therefore and shall make such determination as soon as is reasonably practicable after their appointment and in any event by not later than 30 days after their appointment.

8.25 Within seven Business Days of the agreement or determination of the Value of the Intermediates, or as otherwise agreed between the Parties, the Buyer shall make a payment to the Seller of an amount equal to the sum specified as the aggregate value of the Intermediates in the Agreed Intermediates Valuation as per clause 8.20 plus Value Added Tax together with interest on the principal amount thereof at the rate of 2 per cent. per annum above the base rate from time to time of Ulster Bank plc computed from the date the payment is due pursuant to this clause 8.25.

9.       PREPAYMENTS BY SELLER AND CUSTOMERS

9.1 The following provisions shall apply in respect of any prepayments to or by the Seller's Group in relation to the Business only:

         (a) the Seller shall account to the Buyer for all prepayments received by the Seller's Group in respect of any Contracts not wholly completed or discharged at Completion by the Seller's Group to the extent that such prepayments exceed the actual costs incurred by the Seller's Group (if any) in partially performing such contracts and arrangements prior to Completion; and

         (b) the Buyer shall account to the Seller for all payments made by the Seller's Group in respect of any Contracts not wholly completed or discharged at Completion by suppliers of goods and services to the extent that such payments exceed the value of goods and/or services already supplied prior to Completion.

9.2 All rates, water, gas, electricity and telephone charges, salaries, wages, and other outgoings and costs of a periodic nature which are chargeable by reference to a period commencing before and ending after Completion shall be apportioned on a time basis pro rata (provided that any such outgoings or costs chargeable by reference to the extent of the user of any property or rights shall be apportioned between the Seller and the Buyer according to the extent of such user). For the avoidance of doubt, any rent which shall be payable following Completion by the Seller under the provisions of clause 21.2 shall not be so proportioned but instead the Buyer shall procure that the total amount of such rent payable shall be reimbursed in full to the Seller or such member of the Seller's Group as shall have paid such rent as if such payment was an apportionment under the provisions of clause 9.3.

9.3 Where any amounts are to be apportioned under this agreement, the Seller shall provide the Buyer with details of the apportionments with supporting vouchers or similar documentation, and in the absence of dispute between the Seller and the Buyer, the appropriate payment shall be made by or to the Seller in accordance with the terms of this clause
         9. If the amount of any apportionment is in dispute, the matter shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination, within 14 days after request by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine. The amount determined to be due in accordance with this clause shall be paid within 14 days of the date of determination, together with interest calculated on a daily basis (as well after as before judgment), from the date of determination until the date of actual payment, at the rate of 2 per cent per annum above the base lending rate from time to time of Ulster Bank Limited.

9.4 In relation to any expenditure or outgoing of the Business which is consideration for a taxable supply and which is apportioned under this clause 9 that part of the amount of the expenditure or outgoing which is input tax for the purposes of VAT shall be apportioned to the party which is entitled to recover such input tax or obtain credit for it pursuant to the Value Added Tax Act 1994. In relation to any receivable of the Business which is consideration for a taxable supply and which is apportioned under this clause 8 that part of the amount of the receivable which is output tax for VAT purposes shall be apportioned to the party which is obliged to account for such output tax to HM Customs & Excise pursuant to the Value Added Tax Act 1994.

9.5 Any payment due between the parties pursuant to this clause 9 (save as otherwise provided for in clause 9.3) shall be paid within thirty days of Completion.

10.      EMPLOYEES

10.1 The Seller and the Buyer acknowledge and agree that the sale and purchase of the Business and Assets pursuant to this agreement will constitute a relevant transfer for the purposes of the Regulations and that it will not operate so as to terminate any of the contracts of employment of the Assumed Employees.

10.2 The Buyer hereby undertakes to indemnify the Seller against all liabilities, obligations, costs, losses, damages and demands arising from or in respect of any of the Assumed Employees following Completion, provided that and to the extent that such claims do not arise either directly or indirectly due to any action or omission on the part of the Seller prior to Completion.

10.3 If the contract of employment of any Assumed Employee is found (or alleged) not to have effect after Completion as if originally made with the Buyer, the Buyer agrees that:

         (a) in consultation with the Seller, it will, or will procure that it will within fourteen days of being informed of such finding or allegation, make to the relevant Assumed Employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

         (b) any such offer of employment made by the Buyer will be on terms and conditions which when taken as a whole do not differ in any material way from the terms and conditions of employment of that Assumed Employee immediately before Completion (save as to the identity of the employer).

         Upon that offer being made (or at any time after the offer should have been made if no offer is made) the Seller will terminate the employment of the relevant Assumed Employee, and the Buyer shall indemnify the Seller against all liabilities, obligations, costs, claims and demands arising directly or indirectly out of the employment of that Assumed Employee from Completion until such termination (up to a maximum of 6 months from Completion) and the Seller shall make available to the Buyer the services of the employee concerned during such period.

10.4 If the contract of employment of any person who is immediately prior to Completion employed by a member of the Seller's Group (other than an Assumed Employee) is found or alleged to have effect after Completion as if originally made with the Buyer or another member of the Buyer's Group the Seller (on behalf of the relevant member of the Seller's Group) agrees that:

         (a) in consultation with the Buyer, it will, within fourteen days of being so requested procure that a member of the Seller's Group makes to that employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon , the termination referred to below; and

         (b) the offer to be made will be on terms and conditions which when taken as a whole do not differ in any material way from the terms and conditions of employment of that employee immediately before Completion.

         Upon that offer being made (or at any time after the offer should have been made if the offer is not made), the Buyer shall terminate the employment of the employee concerned. The Seller (on behalf of the relevant member of the Seller's Group) shall indemnify the Buyer against all liabilities arising from the employment of that employee at all times up until such termination (up to a maximum period of 6 months from the Completion Date) and the termination of such employment and the Buyer shall make available to the Seller the services of the employee concerned during such period.

10.5 The Buyer confirms that it will not be taking any measures which would give rise to an obligation on the Seller to consult under Regulation 10 of the Regulations.

10.6 The Buyer shall discharge and hereby undertakes to indemnify the Seller against all liabilities, obligations, costs, claims, demands, actions, awards, penalties and expenses (including, without limitation, all reasonable legal and professional fees and expenses) arising from or in respect of the Assumed Employees before Completion in respect of any breach of Regulation 10(3) of the Regulations by the Buyer.

10.7 Subject to clause 10.6 above, the Seller shall discharge and hereby undertakes to indemnify the Buyer against all liabilities, obligations, costs, claims, demands, actions, awards, penalties and expenses (including, without limitation, all reasonable legal and professional fees and expenses) arising from or in respect of any of the Assumed Employees before Completion.

10.8 The Seller shall discharge and hereby undertakes to indemnify the Buyer against all liabilities, obligations, costs, claims, demands, actions, awards, penalties and expenses (including, without limitation, all reasonable legal and professional fees and expenses:

         (a) arising from or in respect of any of the Retained Employees provided that and to the extent that such claims do not arise either directly or indirectly due to any action or omission on the part of the Buyer prior to the date hereof; and

         (b) by or in respect of any other person, agent, employee or contractor of the Seller or any member of the Seller's Group who claims (whether correctly or not) that the Buyer has inherited liability from the Seller in respect of them by virtue of the Regulations.

11.      FUTURE TRADING AND TRADE ENQUIRIES

11.1 The Seller shall promptly refer to the Buyer all enquires relating to the Business and assign to the Buyer all orders directly and exclusively relating to the Business which it receives after Completion for such period as the Seller remains subject to the undertaking set out in clause 15.1(a) of this agreement.

11.2 The Seller shall notify and keep informed the Buyer of any claims against the Seller brought by any third party in respect of any products or services supplied by the Seller in relation to the Business. If the Seller considers that it is desirable to take preventative action with a view to avoiding such claims, the Buyer agrees that it shall consult with the Seller as to what preventative action may be taken.

12.      MHRA LICENCES

12.1 The Seller undertakes with effect from Completion to permit the Buyer to operate the Business under the MHRA Licences for the Interim Period or until the Buyer is granted licences in its name by the MHRA (the "PDMS MHRA LICENCES") whichever is the earlier.

12.2 In consideration for the permission granted by the Seller in clause 12.1, the Buyer will procure that no acts are performed or amendments or omissions made to the quality systems, processes and procedures currently employed by the Seller or its agents or representatives in carrying on the Business which may affect either directly or indirectly the validity of the MHRA Licences and the Buyer shall hold harmless and indemnify and keep indemnified the Seller and each member of the Seller's Group against all losses, claims, expenses and damage (including legal and other professional fees and expenses reasonably and properly incurred) that result from the Buyer being in breach of the provisions of this clause 12.2.

12.3 Both parties will use all their reasonable endeavours and perform all such acts that may be reasonably necessary during the Interim Period to ensure the PDMS MHRA Licences are granted and each party will provide the other with any information they may reasonably request on the progress of such applications.

13.      VALUE ADDED TAX

13.1 All amounts expressed in this agreement as being payable by any party hereto are expressed exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto subject as hereinafter provided.

13.2 The Seller and the Buyer shall use all reasonable endeavours to ensure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 SI 1268 and of section 49 of the Value Added Tax Act 1994 are fulfilled so that the sale of the Business and Assets hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

13.3 The Seller and the Buyer shall each give notice of the transfer of the Business and Assets to H.M. Customs and Excise.

13.4 The Seller shall on the Completion Date deliver to the Buyer all records referred to in section 49(1) of the Value Added Tax Act 1994 in respect of the Business and the Buyer hereby undertakes to preserve such records for such periods as may be required by law and shall during that period afford reasonable access to them at the request of the Seller.

13.5 In the event that H.M. Customs and Excise determine that value added tax is chargeable on the sale of the Business and Assets hereunder or any of them, the Seller shall immediately notify the Buyer of such determination and the Buyer agrees that such value added tax shall be in addition to the Consideration and the Buyer shall (against production by the Seller of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Seller but such payment shall be without prejudice to the right of the Buyer under this agreement to call upon the Seller to make or join in an appeal against the aforesaid determination.

13.6 All value added tax payable in respect of goods and services supplied or deemed to be supplied by the Seller in connection with the Business prior to Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to H.M. Customs and Excise by the Seller, and the Seller shall be entitled to receive and to retain for its own benefit all reimbursement or credit from H.M. Customs and Excise for value added tax borne by the Seller on goods and services supplied to the Seller prior to Completion and any payments received in respect of value added tax overpaid to H.M. Customs and Excise prior thereto.

14.      WARRANTIES

14.1 The Seller warrants to the Buyer in terms of the warranties in schedule 2 which shall remain in full force and effect after Completion as more particularly set out in this agreement.

14.2 The Buyer hereby warrants that it has all requisite individual and corporate power to enter into and perform this agreement and the transactions and matters contemplated thereby and has taken all necessary action to authorise the entry into and performance of this agreement and the transactions and matters contemplated thereby.

14.3 Any information supplied by any Assumed Employee to the Seller or its directors, employees, agents or advisers in connection with the Warranties, or otherwise in relation to the Business and Assets shall not constitute a representation or warranty or guarantee as to the accuracy thereof by such employee and the Seller undertakes to the Buyer (and its respective directors, officers, employees, agents and advisers) that it will not bring and hereby waives any and all claims which it may otherwise have against such employee in respect thereof save in respect of fraud or fraudulent concealment.

14.4 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

14.5 Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out such details of the events or circumstances giving rise to the relevant claim as are available to the Buyer (including the grounds on which such claim is based and, if capable of preparation by the Buyer, the estimated amount claimed to be payable in respect thereof) shall have been served upon the Seller by the Buyer as soon as possible after it becomes likely that a claim will be made and, in any event:

         (a)      in the case of a claim under the Warranties, by not later than
                  5.00 p.m. on the day falling twelve months after the date hereof; and

         (b) the liability of the Seller for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed as settled or satisfied by the Seller within nine months of the date of such written notice) if legal proceedings have not been instituted through being properly issued and validly served in respect of such claim on the Seller within six months of the date of such written notice.

14.6 Save in the case of fraud or fraudulent concealment, the Seller shall be under no liability in respect of any claim under the Warranties:

         (a) where the liability of the Seller in respect of that claim would (but for this clause 14) have been less than L5,000; or

         (b) unless and until the liability in respect of that claim when aggregated with the liability of the Seller in respect of all other such claims (including any claims which would otherwise have arisen save for the provisions of clause 14.6(a)) shall exceed L200,000 at which time the Seller shall be liable for the full amount of the claim not merely the excess over that sum.

14.7 Save in the case of fraud or fraudulent concealment, the aggregate liability of the Seller in respect of all claims under this agreement shall not in any circumstances exceed the cash consideration paid to the Seller under clause 3 of this agreement.

14.8 The Seller shall be under no liability in respect of any claim under the Warranties if the facts or circumstances giving rise thereto have been fairly disclosed in the Disclosure Letter prior to the entering into of this agreement or are otherwise known to the Buyer or any employees, officers or advisers to the Buyer at the date hereof. For the purposes of this clause "fairly disclosed" shall mean disclosed in such a manner and in such detail as to enable the Buyer to make a reasonably well informed assessment of the matter.

14.9 No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:

         (a) the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction following Completion by or on behalf of the Buyer's Group otherwise than in the ordinary and proper course of the Business as carried on by the Seller at present or which would not have arisen but for any claim, election or surrender or disclaimer relating to Taxation made or omitted to be made or notice or consent given or omitted to be given by the Buyer's Group under the provisions of any statutes relating to Taxation the making, giving or doing of which was assumed in computing the Taxation liabilities of the Seller's Group for the purposes of the Accounts;

         (b) the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

                  (i) any change in the accounting principles or practices of the Buyer's Group introduced or having effect after Completion unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the Business; or

                  (ii) any increase in the rates of Taxation made after Completion and which affects matters occurring prior thereto; or

                  (iii) any change in law or regulation or in its interpretation or administration by the English or Northern Irish courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority in each case occurring after Completion and which affects matters occurring prior thereto;

         (c) the loss or damage giving rise to the claim is actually recovered by the Buyer's Group under any policy of insurance; or

         (d) the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation of trading after Completion of the Business or any part thereof.

14.10 No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter, the Buyer shall have given written notice thereof to the Seller in accordance with this clause 14 and such matter shall not have been remedied to the reasonable satisfaction of the Buyer within that period of 30 days following the date of service of such notice.

14.11    Clause 14.12 shall apply in circumstances where:

         (a) any claim is made against the Buyer's Group which may give rise to a claim by the Buyer against the Seller under the Warranties; or

         (b) the Buyer's Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a claim against the Seller under the Warranties; or

         (c) the Seller shall have paid to the Buyer an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Buyer's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

14.12 In the circumstances provided in clause 14.11, the Buyer shall and shall procure that the Buyer's Group shall:

         (a) subject to receiving an undertaking from the Seller in respect of all costs properly incurred thereby by the Buyer's Group, promptly and diligently take all such action as the Seller may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Seller (such approval not to be unreasonably withheld) to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer's Group as is referred to in clause 14.11(a) or to make such recovery by the Buyer' Group as is referred to in clause 14.11(b) or clause 14.11(c), as the case may be;

         (b) not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

         (c) in the case of clause 14.11(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer, less, in each case any costs incurred by the Buyer's Group in so recovering or any Taxation incurred by the Buyer's Group on the amount received.

14.13 The Buyer shall by way of covenant, but not as a condition precedent to liability on the part of the Seller as soon as practicable:

         (a) inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer's Group whereby it appears that the Seller is or is likely to be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Buyer's Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim;

         (b) thereafter keep the Seller informed of all material developments in relation thereto; and

         (c) provide at the cost of the Seller all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request and which the Buyer may lawfully provide in connection therewith and also in connection with any proceedings instituted by or against the Buyer's Group under clause 14.12.

14.14 In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder, the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

14.15 The Buyer hereby warrants and confirms that at the date hereof, it has not already formulated and is not aware of any claim it may have against the Seller under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Buyer of any rights which it may have under this agreement for breach of warranty arising from information subsequently coming into the Buyer's possession which may in the future form the basis of such a claim.

14.16 The Buyer will take or procure the taking of all such reasonable steps and action as are necessary or as the Seller may reasonably require in order to mitigate any claim under the Warranties and the Buyer's Group shall act in accordance with such request subject to the Buyer being indemnified by the Seller against all reasonable costs and expenses incurred in connection therewith. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

15.      PROTECTION OF GOODWILL

15.1 In consideration of the Buyer entering into the sale and purchase of the Business and Assets and subject to the provisions of clause 15.3 below, the Seller undertakes to and with the Buyer that no member of the Seller's Group shall either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

         (a) for a period of three years from Completion (the "RESTRICTED PERIOD"), carry on or be engaged, concerned or interested (save as the holder of shares or debentures in a listed company which confer not more than three per cent. of the votes which could be cast at a general meeting of the company) in any business which would compete with the Business within the Restricted Territory. For the avoidance of doubt, the following activities shall not be competing with the Business for the purposes of clause 15.1:

                  (i)      the carrying on by the Seller's Group of the Ivex
                           Business;

                  (ii) the carrying on by the Seller's Group of the IVR Business; and

                  (iii) the sale or supply by any member of the Seller's Group of those pharmaceutical products in respect of which the Buyer or Buyer's Group provide manufacturing or other services to any member of the Seller's Group pursuant to the Supply Agreement (or such agreement as shall replace the Supply Agreement as agreed between the parties hereto); or

         (b) during the Restricted Period, canvass or solicit orders from any person who was a customer of the Business at any time within the period of six months prior to Completion for the provision of the Restricted Services; or

         (c) for a period of two years from Completion, solicit or entice away or endeavour to solicit or entice away from the Buyer any Assumed Employees who are senior managers, directors or project managers and any key employees who would be treated as a "relevant employee" for the purposes of the Model Code contained in the Listing Rules, whether or not such person would commit any breach of his contract of employment or terms of engagement by reason of his leaving the service of the Buyer PROVIDED THAT this restriction will not apply to any advertisement for recruitment made available generally through any recruitment agency or advertisement available to the public;

         (d) use any trade or domain name (including the expression, "PDMS") or e-mail address used by the Business at any time during the two months immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

15.2 In consideration of the Buyer entering into this agreement, the Seller undertakes to and with the Buyer that it shall not and shall procure that no member of the Seller's Group shall:

         (a) save as required by law or the rules of any governmental or regulatory organisation, use or reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings or any other confidential information relating primarily and directly to the Business including (without limitation) customer lists and names, sales targets and statistics, market share statistics, surveys and reports and pricing information relating to sales and purchases in respect of the Business until such time as the same falls into the public domain otherwise than by reason of a breach of this undertaking; or

         (b) attempt or knowingly assist or procure any other person to do any of the foregoing things.

15.3 The provisions of clause 15.1 shall not prevent or restrict any member of the Seller's Group from acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in clause 15.1 (the "COMPETITIVE OPERATIONS"), as part of a larger acquisition or series of related acquisitions PROVIDED THAT the relevant member of the Seller's Group shall within the following twelve months use their best endeavours to sell the Competitive Operations as soon as is reasonably practicable following such acquisition (which shall, without limitation, include inviting the Buyer to make a competitive bid for the sale of the Competitive Operations) save that the relevant member of the Seller's Group shall not be obliged to sell the Competitive Operations if those Competitive Operations comprise a minor part of the business or business of such company, group of companies or businesses acquired or in which the Seller's Group has acquired an interest. For the purpose of this clause 15.3(b), "MINOR PART" of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed the lower of ten per cent of the gross turnover per annum or L5 million gross turnover per annum of the Company, group of companies or business acquired.

15.4 The restrictions contained in this clause 15 are considered reasonable by the parties hereto and the Seller acknowledges that, in the light of the total price paid under this agreement and the manner of computation thereof, the nature of the Business and all other relevant matters, the provisions of this clause 15 are considered reasonably necessary for the protection of the interests of the Buyer.

15.5 In the event that any restriction in this clause 15 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable.

15.6 Each undertaking contained in this clause 15 shall be construed as a separate undertaking and if one or more of the undertakings contained in this clause 15 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind any member of the Seller's Group.

16.      ANNOUNCEMENTS, ETC.

16.1 Neither party shall disclose the making of this agreement nor its content (except those matters set out in the press release in the Agreed Form) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is to its professional advisers or required by law or the rules or standards of the London Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body Provided that this clause 15.1 does not apply to announcements, communications or circulars made or sent by the Buyer after Completion to customers, clients or suppliers of the Business to the extent that it informs them of the Buyer's acquisition of the Assets and the Business or to any announcements containing only information which has become generally available.

16.2 The restrictions contained in clause 16.1 shall apply without limit of time and whether or not this agreement is terminated.

17.      ASSIGNMENT

         This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

18.      COSTS

         Unless expressly otherwise provided in this agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Business and Assets.

19.      ENTIRE AGREEMENT

19.1 Each party, on behalf of itself and as agent for each of its Related Persons, acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

         (a) this agreement together with any other documents referred to in this agreement (together the "TRANSACTION DOCUMENTS") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

         (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

         (c) the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for breach of clause 15.1 only, the ability to seek specific injunctive relief and, for the avoidance of doubt, (neither it nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

         PROVIDED THAT the provisions of this clause 19 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

20.      WAIVER, AMENDMENT

20.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

20.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

20.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

20.5 No variation to this agreement shall be effective unless made in writing and signed by all the parties.

21.      FURTHER ASSURANCE & ASSIGNMENT OF LEASES

21.1 At any time after Completion, the Seller shall at the Seller's expense execute all such documents and do such acts and things as the Buyer may reasonably require for the purpose of vesting in the Buyer all of the Seller's Group's rights and/or interests in the Business and of the vesting in the Buyer the full legal and beneficial title to the Assets (including Intellectual Property used by the Business, but which as regards the Properties means the title now held by the Seller or to which it is entitled on the basis of the copy documents of title furnished) and giving to the Buyer the full benefit of this agreement, including (without prejudice to the generality of the foregoing) to answer to the best of the Sellers knowledge any queries raised by the Land Registry on the registration of the transfer(s) to the Buyers now held by the Seller. For the avoidance of doubt, there shall be no obligation on the Seller to pay stamp duty, stamp duty land tax or registration fees (including registration fees at the Land Registry of Northern Ireland or the Registry of Deeds, Belfast pursuant to this clause 21.1.

21.2     In this clause 21.2:

         "the Heron Lease" means the Lease referred to in paragraph (b) of the definition of "Leases", the Lessor's interest in which is now vested in Maired Heron, Catherin C.G. Heron, Mary P. Heron, Margaret C. Heron, Kathleen A, Heron and Charles Eugene Heron or their successors ("the Herons") and the lessee's interest in which is now vested in the Seller.

         "the Heron Assignment" means the deed of assignment in the Agreed Form attached hereto.

         "the Heron Premises" means the premises comprised in the Heron Lease.

21.3     It is acknowledged by the Buyer and the Seller that:

         (a) Pursuant to clause 2(15) of the Heron Lease, the consent of the Herons and/or their successors in title is required to assign the Heron Premises and the benefit of the Heron Lease.

         (b) The Heron Premises form part of the Properties and on Completion, the Seller at the request of the Buyer is to assign the Heron Premises to the Buyer.

         (c) By virtue of an assignment dated 31 March 2002, the Heron Premises were assigned to the Seller with Galen Holdings as guarantor for the Seller guaranteeing the payment of the rent reserved by the Heron Lease and the observance and performance of the covenants and conditions contained in the Heron Lease by the Seller ("the Guarantee").

         (d) If the Heron Assignment shall not have been executed by the Seller and the Herons and delivered to the Buyer at or prior to Completion, then the following provisions shall apply:

                  (i) The Seller shall permit the Buyer access to the Heron Premises as licensee for the period from Completion until the date that the Heron Assignment is delivered to the Buyer duly executed by the Seller and the Herons subject to the Buyer observing and performing all the covenants in the Heron Lease (including the obligation to pay rent) and indemnifying the Seller and Galen Holdings against any claim brought by the Herons and/or their successors in title under the Heron Lease by reason of any breach of the covenants and/or conditions of the Heron Lease but the Buyer shall not by reason of such Licence or such indemnity be liable for any alleged breach of clause 2(15) of the Heron Lease by reason of this Licence which shall at all times during the subsistence of the licence be the responsibility and liability of the Seller.

                  (ii) During the licence contained in clause 21.3(d)(i) above the Seller shall at its cost continue to endeavour to procure the Herons' consent to the assignment of the Heron Lease and that the Herons join as a party to the Heron Assignment for the purpose of evidencing their consent to the assignment and for the purposes of releasing the Guarantee. For the avoidance of doubt, this obligation shall include seeking a declaration or order of specific performance from a court of competent jurisdiction in the event of any persistent refusal on the part of Herons to do either.

                  (iii) To procure the consent of Herons to the assignment of the Heron Lease from the Seller to the Buyer and the release of the Guarantee, the Buyer shall (if necessary and if required) offer such guarantor or guarantors as the Herons may reasonably require and furnish such documentation and information, both financial and otherwise, as the Herons may also reasonably require in that regard.

21.4 At any time after Completion the Buyer shall procure that it shall use all reasonable endeavours to promptly provide the Seller or their advisers with all information (including but not limited to providing access to meet with employees of the Business) relating to the operation of the Business prior to Completion which the Seller or any member of the Seller's Group may reasonably require pursuant to any request for information or similar obligation imposed by any legal or regulatory body to or on the Seller or any member of the Seller's Group. In the event of any information being supplied pursuant to this clause 21.4 the Seller shall meet any reasonable direct costs incurred by the Buyer.

21.5 In addition to clause 21.4 above the Buyer will provide the Seller with reasonable access to the Business quality assurance and quality compliance records, information and employees of the Business in existence at and relating to the period prior to Completion for a period of seven years from Completion to the extent reasonably required by any member of the Seller's Group in order to comply with applicable law and regulation from time to time. In the event of any information being supplied pursuant to this clause 21.5 the Seller shall meet any reasonable direct costs incurred by the Buyer.

21.6 The terms of this agreement shall insofar as they are not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

21.7 At any time after Completion, the Buyer may request that the Galen Marketing Authorisations be transferred to the Buyer and Galen shall consent to the transfer of the Galen Marketing Authorisations to the Buyer and shall complete any documentation and/or perform any act reasonably requested by the Buyer which is necessary to effect the transfer of the Galen Marketing Authorisations.

21.8     The Seller will:

         (a) Use all reasonable endeavours to procure that any Galen Marketing Authorisations which require renewal in the period between the Completion Date and the date that they are transferred pursuant to clause 21.7 above, are renewed; and

         (b) Procure that no acts are performed or amendments or omissions made which may affect either directly or indirectly the validity of the Marketing Authorisations, and the Seller shall hold harmless and indemnify and keep indemnified the Buyer against all losses, claims, expenses and damage (including legal and other professional fees and expenses reasonably and properly incurred) that result from the Seller being in breach of the provisions of this clause 21.8(b).

22.      NOTICES

22.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first-class post (air mail if posted to or from a place outside the United Kingdom):

         In the case of the Buyer:

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

         Pharmaceutical Development and Manufacturing Services Limited
         Almac House
         20 Seagoe Industrial Estate
         Craigavon
         Northern Ireland
         Fax: 02838 350729
         Attention: Dr. Allen J. McClay

         In the case of the Seller to:

         Galen Limited
         Seagoe Industrial Estate
         Craigavon
         Co. Armagh
         Northern Ireland
         BT63 5UA
         Fax: 02838 331500
         Attention: Company Secretary

         and shall be deemed to have been duly given or made as follows:

         (a) if personally delivered, upon delivery at the address of the relevant party;

         (b) if sent by first class post, two business days after the date of posting;

         (c) if sent by air mail, five business days after the date of posting; and

         (d) if sent by fax, on receipt by sender of delivery confirmation report;

         provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a business day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next business day.

22.2 Either party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 22.1 provided that such notification shall only be effective on:

         (a) the date specified in the notification as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than five days after the date on which notice is given, the date falling five days after notice of any such change has been given.

23.      COUNTERPARTS

         This agreement may be executed in any number of counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties.

24.      GOVERNING LAW AND JURISDICTION

24.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Northern Irish law.

24.2 Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "PROCEEDINGS" and "DISPUTES") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

24.3 Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 24 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

24.4 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("DOCUMENTS") for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

         (a) the Seller to its registered office (marked for the attention of the Company Secretary); and

         (b) the Buyer to its registered office (marked for the attention of Dr. Allen J. McClay).

         or such other person and address in the United Kingdom as the Seller shall notify the Buyer in writing or vice versa from time to time.

25.      INVALIDITY

         If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

         (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

         (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

26.      THIRD PARTY RIGHTS

         The Contracts (Rights of Third Parties Act) 1999 shall not apply to this agreement and no person other than the parties to this agreement shall have any rights under it, nor shall it be enforceable under that Act by any person other than the parties to it.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by                           )
                                    )
for and on behalf GALEN LIMITED:    )


Signed by                           )
                                    )
for and on behalf of                )
PHARMACEUTICAL                      )
DEVELOPMENT AND                     )
MANUFACTURING LIMITED:              )